Exhibit 99.1

October 27, 2026

Franklin Financial Reports Third Quarter and Year-to-Date 2026 Results;
Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank) headquartered in Chambersburg, PA, reported its third quarter and year-to-date 2026 financial results.

A summary of notable operating results as of or for the third quarter ended September 30, 2026 follows:

●

Net Income: $8.5 million (basic earnings per share $1.90 and diluted earnings per share $1.89) for the third quarter of 2026 compared to $5.4 million (basic earnings per share $1.20 and diluted earnings per share $1.19) for the third quarter of 2025, an increase of 59.4%.

●	Wealth Management: Fees were $2.4 million, an increase of 7.1% from $2.3 million in the third quarter of 2025. Assets under management were $1.471 billion on September 30, 2026.

●	Asset Growth: $2.365 billion in assets on September 30, 2026, compared to $2.239 billion at year-end 2025, an increase of 5.6% (7.5% annualized).

●	Loan Growth: Total net loans of $1.603 billion on September 30, 2026, an increase of 4.1% (5.5% annualized) from December 31, 2025.

●	Deposit Growth: Total deposits of $1.957 billion on September 30, 2026, an increase of 6.6% (8.8% annualized) from December 31, 2025.

●

Quarterly Performance Metrics: Return on Average Assets (ROA) of 1.43%, Return on Average Equity (ROE) of 18.53%, and Net Interest Margin (NIM) of 3.58% on an annualized basis, compared to a ROA of 0.93%, ROE of 13.39%, and NIM of 3.32% on an annualized basis for the third quarter of 2025.

●

On October 15, 2026, the Board of Directors declared a $0.34 per share regular quarterly cash dividend for the fourth quarter of 2026 to be paid on November 25, 2026, to shareholders of record at the close of business on November 6, 2026.

A summary of notable operating results for the nine months ended September 30, 2026 follows:

●	Net Income: $21.8 million ($4.84 per diluted share) compared to $15.2 million ($3.39 per diluted share) for the nine months ended September 30, 2025, an increase of 43.5%.

●	Wealth Management: Fees were $7.3 million, an increase of 5.8% from $6.9 million for the first nine months of 2025.

●

Year-to-Date Performance Metrics: Return on Average Assets (ROA) of 1.26%, Return on Average Equity (ROE) of 16.18%, and Net Interest Margin (NIM) of 3.54% on an annualized basis, compared to a ROA of 0.90%, ROE of 13.31%, and NIM of 3.20% on an annualized basis for the comparable period in 2025.

Balance Sheet Highlights

Total assets on September 30, 2026 were $2.365 billion an increase of 5.6% from $2.239 billion on December 31, 2025. Significant changes in the balance sheet from December 31, 2025, to September 30, 2026, include:

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Debt Securities Available for Sale: Increased $10.9 million, or 2.4% due primarily to purchases, net of paydowns. On September 30, 2026, the net unrealized loss in the portfolio was $46.0 million compared to $26.8 million at year-end 2025.

●	Net Loans: Increased $62.4 million or 4.1% (5.5% annualized) over the year-end 2025 balance, primarily from an increase of $44.8 million in commercial real estate (CRE) loans and $49.2 million in residential 1-4 family loans, which was partially offset by a decrease of $28.4 million in commercial (C&I) loans. As of September 30, 2026, CRE loans totaled $948.4 million with the largest collateral segments being: Apartments ($143.1 million), Hotels & motels ($108.4 million), and Office buildings ($99.4 million), primarily in the Bank's market area of south-central Pennsylvania. The Bank’s CRE non-owner occupied concentration ratio was 327.3% of risk-based capital as of September 30, 2026, down from 349.9% on December 31, 2025.

●

Deposits: Increased $121.6 million or 6.6% (8.8% annualized) from year-end 2025. The majority of the growth occurred in noninterest-bearing checking accounts and money management accounts, which was partially offset by a decrease in interest-bearing checking and savings accounts. At September 30, 2026, 19.4% of total deposits were in noninterest-bearing checking, compared to 16.9% at year-end 2025. For the first nine months of 2026, the cost of total deposits was 1.50%, a decrease from 1.85% for the full year of 2025. On September 30, 2026, the Bank estimated that approximately 90% of its deposits were FDIC insured or collateralized.

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Shareholders' Equity: Increased $2.5 million to $177.7 million on September 30, 2026 from year-end 2025, and retained earnings increased $17.2 million, net of dividends of $4.5 million, over the same period. These increases were offset by an increase in the accumulated other comprehensive loss (AOCL) of  $15.2 million during the first nine months of 2026. On September 30, 2026, the book value of the Corporation's common stock was $39.48 per share and tangible book value (1) increased $0.38 per share from $37.10 on  December 31, 2025 to $37.48 per share. In December 2025, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period and 14,950 shares were repurchased in the first nine months of 2026 under the approved plan to fund the dividend reinvestment plan and the employee stock purchase plan. The Bank is considered to be well-capitalized under regulatory guidance as of September 30, 2026.

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Average Assets: Average interest-earning assets for the first nine months of 2026 were $2.220 billion, compared to $2.164 billion for the same period in 2025, an increase of 2.6%. This increase occurred primarily in the loan portfolio which increased 7.3%, driven by a $74.4 million (8.7%) increase in commercial real estate loans and a $38.7 million (15.1%) increase in first lien 1-4 residential real estate loans. The yield on the loan portfolio increased by 6 basis points, but this increase was offset as higher yielding investments continued to paydown and the yield on interest-earning deposits in other banks declined. The yield on earning assets decreased from 5.31% for the first nine months of 2025 to 5.25% for the first nine months of 2026.  The yield on earning assets was 5.26% for the third quarter of 2026. Total deposits averaged $1.902 billion for the first nine months of 2026, an increase of  $34.8 million (1.9%) over the average balance for the same period in 2025. The cost of total deposits decreased from 1.91% for the first nine months of 2025 to 1.50% for the first nine months of 2026 and decreased to 1.46% for the third quarter of 2026.

.

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Nonperforming Assets: Nonperforming loans (nonaccrual loans and loans 90 days past due and still accruing) totaled $17.8 million on September 30, 2026, compared to $8.5 million on December 31, 2025.  Nonperforming loans were 1.1% of total gross loans on September 30, 2026 compared to 0.55% on December 31, 2025. The nonperforming loans are comprised primarily of three (3) CRE loans totaling $17.5 million to two (2) unrelated borrowers. The Bank has two (2) construction loans to one (1) borrower totaling $8.9 million on a mixed-use commercial project.  One of these loans is for $7.0 million and has matured. The second loan is for $1.9 million, part of a $2.5 million commitment, made during the second quarter of 2026 to provide additional funding to fully enclose the property and protect the collateral, and to pay all past due construction costs. As part of this funding commitment, a forbearance agreement was signed by the developer that established specific performance criteria for the developer and established specific remedies for the Bank in the event of non-compliance with the forbearance agreement.  Based on a discounted “as-is” appraisal received in the third quarter of 2026, the Bank has maintained its specific reserve of $1.2 million on September 30, 2026 for this loan. The loan to the second borrower is for an $8.6 million CRE loan and is secured by six (6) commercial office buildings. This loan is a purchased participation loan where the Bank is not the lead lender. The loan was placed on nonaccrual status during the second quarter of 2026, and as of September 30, 2026, the Bank has a specific reserve of $628 thousand.

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Allowance for Credit Losses (ACL): The ACL to loans ratio was 1.32% on September 30, 2026, compared to 1.32% on December 31, 2025.  The allowance for credit losses (ACL) for unfunded commitments was $3.4 million on September 30, 2026, and $1.9 million on December 31, 2025. The increase was due to the establishment of a $1.5 million reserve on a letter of credit related to the previously discussed non-accrual CRE construction loan.

Income Statement Highlights – Third Quarter Comparison 2026 v. 2025

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Net income: Net income for the third quarter of 2026 was $8.5 million (basic earnings per share $1.90  and diluted earnings per share $1.89) compared to $5.4 million (basic earnings per share $1.20 and diluted earnings per share $1.19) for the third quarter of 2025, an increase of 59.4%.

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Net Interest Income: $20.2 million for the third quarter of 2026 compared to $18.2 million for the third quarter of 2025, an increase of $2.0 million, or 11.0%. The improvement was driven primarily by a decrease in interest expense, as the increase in interest income from loans was partially offset by a decrease in interest income from the investment portfolio.

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Provision for Credit Losses: For the third quarter of 2026, the provision for credit losses on loans was a reversal of  $867 thousand compared to a $1.3 million provision expense for the same quarter of 2025. The decrease for the quarter was driven by increased loan recoveries during the period, and a decrease in the historical loss rate used in the calculation of the ACL.  The provision for credit losses on unfunded commitments was $1.4 million for the third quarter of 2026 compared to a reversal of $53 thousand for the third quarter of 2025.  The increase was due to the establishment of a $1.5 million reserve on a letter of credit related to the previously discussed non-accrual CRE construction loan.

●

Noninterest Income: Noninterest income totaled $5.4 million for the third quarter of 2026 compared to $4.8 million for the same quarter of 2025. As compared to the prior year quarter, fees increased in wealth management services, loan service charges from prepayment penalties and bank-owned life insurance from new purchases in the third quarter. These increases were partially offset by a reduction in the gain on sale of loans as the Bank has been holding more loans in its portfolio.

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Noninterest Expense: Noninterest expense for the third quarter of 2026 was $14.4 million compared to $15.1 million for the third quarter of 2025 (a decrease of $756 thousand or  5.0%). The decrease was primarily in employee benefits related to health insurance.

●	Income Tax: The effective income tax rate was 19.9% for the third quarter of 2026 and 19.6% for the same period in 2025.

Income Statement Highlights – Year-to-date Comparison 2026 v. 2025

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Net income: Net income for the first nine months of 2026 was $21.8 million (basic earnings per share $4.85 and diluted earnings per share $4.84) compared to $15.2 million (basic earnings per share $3.41 and diluted earnings per share $3.39) for the same period of 2025, an increase of 43.5%.

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Net Interest Income: $58.1 million for the first nine months of 2026 compared to $51.0 million for the same period of 2025, an increase of $7.0 million, or 13.8%. The improvement was driven primarily by a decrease in interest expense, as the increase in interest income from loans was partially offset by a decrease in interest income from the investment portfolio.

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Provision for Credit Losses: For the first nine months of 2026, the provision for credit losses on loans was $935 thousand compared to $2.7 million for the same period of 2025. The 2025 provision included an expense of $894 thousand for one (1) of the previously discussed nonaccrual CRE construction loans. The provision for credit losses on unfunded commitments was $1.5 million for the first nine months of 2026 compared to a reversal of $93 thousand for the same period of 2025. The increase is related to the third quarter reserve on a letter of credit previously discussed.

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Noninterest Income: Noninterest income totaled $15.9 million for the first nine months of 2026 compared to $14.5 million for the same period of 2025, an increase of 10.2%. The increase was spread across nearly all fee income categories with the largest increases in wealth management fees, loan service charges, and gain on sale of loans.

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Noninterest Expense: Noninterest expense for the first nine months of 2026, noninterest expense was $44.4 million compared to $44.1 million for the same period of 2025 (an increase of 0.5%). The increases occurred primarily in salaries, professional fees, and Pennsylvania bank shares tax, and were partially offset by a decrease in FDIC insurance premiums and employee benefits for health insurance.

●	Income Tax: The effective income tax rate was 20.0% for the first nine months of 2026 and 19.2% for the same period in 2025.

(1)	Non-GAAP measure. See GAAP versus Non-GAAP Reconciliation Presentations that follows.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $2.2 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Dauphin, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements refer to a future period or periods, reflecting management's current views as to likely future developments, and use words "may," "will," "expect," "believe," "estimate," "anticipate," or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions and their effect on the Corporation and our customers, changes in the Corporation's cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology, the intensification of competition within the Corporation's market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management's analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION (unaudited)

Income Statement	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands, except per share data)	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025	% Change

Interest income
Loans, including fees	$23,929	$23,159	$22,923	$69,655	$64,212	8.5%
Interest and dividends on investments:
Taxable interest	3,875	3,480	4,336	10,972	13,685	-19.8%
Tax exempt interest	263	265	268	794	808	-1.7%
Dividend income	208	201	200	611	579	5.5%
Interest-earning deposits in other banks	1,521	1,826	1,948	4,465	6,049	-26.2%
Total interest income	29,796	28,931	29,675	86,497	85,333	1.4%
Interest expense
Deposits	7,198	7,202	8,736	21,286	26,684	-20.2%
FHLB overnight borrowings and advances	2,205	2,181	2,205	6,544	6,544	0.0%
Subordinate notes	202	201	541	608	1,069	-43.1%
Total interest expense	9,605	9,584	11,482	28,438	34,297	-17.1%
Net interest income	20,191	19,347	18,193	58,059	51,036	13.8%
(Reversal of) Provision for credit losses - loans	(867)	1,600	1,251	935	2,704	-65.4%
Provision for (reversal of) credit losses - unfunded commitments	1,446	39	(53)	1,504	(93)	-1717.2%
Total provision for credit losses	579	1,639	1,198	2,439	2,611	-6.6%
Net interest income after credit loss expense	19,612	17,708	16,995	55,620	48,425	14.9%
Noninterest income
Wealth management fees	2,424	2,567	2,264	7,297	6,897	5.8%
Loan service charges	480	289	243	1,007	746	35.0%
Gain on sale of loans	93	227	170	638	411	55.2%
Deposit service charges and fees	737	694	662	2,077	1,880	10.5%
Other service charges and fees	551	521	576	1,553	1,539	0.9%
Debit card income	641	632	606	1,891	1,773	6.7%
Increase in cash surrender value of life insurance	265	135	115	532	346	53.8%
Change in fair value of equity securities	—	—	—	—	(7)	-100.0%
Other	246	84	175	950	890	6.7%
Total noninterest income	5,437	5,149	4,811	15,945	14,475	10.2%
Noninterest Expense
Salaries	6,629	6,453	6,699	19,319	19,084	1.2%
Employee benefits	1,841	2,162	2,434	6,791	7,419	-8.5%
Net occupancy	1,154	1,178	1,231	3,572	3,603	-0.9%
Marketing and advertising	340	362	439	1,128	1,224	-7.8%
Legal and professional	654	556	680	1,904	1,744	9.2%
Data processing	1,522	1,578	1,468	4,641	4,539	2.2%
Pennsylvania bank shares tax	236	236	137	726	434	67.3%
FDIC Insurance	499	367	495	1,349	1,449	-6.9%
ATM/debit card processing	396	383	347	1,157	1,030	12.3%
Telecommunications	124	128	125	386	341	13.2%
Other	997	1,206	1,093	3,380	3,247	4.1%
Total noninterest expense	14,392	14,609	15,148	44,353	44,114	0.5%
Income before income taxes	10,657	8,248	6,658	27,212	18,786	44.9%
Income tax expense	2,122	1,637	1,304	5,429	3,603	50.7%
Net income	$8,535	$6,611	$5,354	$21,783	$15,183	43.5%
Per share
Basic earnings per share	$1.90	$1.47	$1.20	$4.85	$3.41
Diluted earnings per share	$1.89	$1.47	$1.19	$4.84	$3.39

Consolidated Balance Sheet (as of)	9/30/2026	6/30/2026	9/30/2025
(Dollars in thousands, except per share data)
Assets
Cash and due from banks	$19,776	$25,560	$24,674
Short-term interest-earning deposits in other banks	163,825	169,471	163,470
Total cash and cash equivalents	183,601	195,031	188,144
Long-term interest-earning deposits in other banks	750	750	999
Debt securities available for sale, at fair value	465,468	452,345	469,285
Restricted stock	8,985	8,985	8,894
Loans held for sale	343	2,797	1,420
Loans	1,624,440	1,610,619	1,563,867
Allowance for credit losses	(21,416)	(21,864)	(20,352)
Net Loans	1,603,024	1,588,755	1,543,515
Other assets	102,553	86,518	84,820
Total assets	2,364,724	2,335,181	2,297,077

Liabilities
Deposits
Noninterest-bearing checking	380,465	341,103	311,925
Money management, savings, and interest checking	1,352,027	1,354,833	1,304,826
Time	224,908	228,652	286,144
Total deposits	1,957,400	1,924,588	1,902,895
Federal Home Loan Bank advances	200,000	200,000	200,000
Subordinate notes	10,860	10,855	10,841
Other liabilities	18,753	15,893	16,998
Total liabilities	2,187,013	2,151,336	2,130,734

Shareholders' equity
Common Stock	4,711	4,711	4,711
Additional paid-in capital	44,299	44,135	43,750
Retained earnings	172,090	165,085	150,279
Accumulated other comprehensive loss	(36,836)	(23,458)	(25,806)
Treasury stock	(6,553)	(6,628)	(6,591)
Total shareholders' equity	177,711	183,845	166,343
Total liabilities and shareholders' equity	$2,364,724	$2,335,181	$2,297,077

Assets Under Management as of (fair value)	9/30/2026	6/30/2026	9/30/2025
Wealth Management	$1,316,543	$1,326,643	$1,273,461
Held at third party brokers	154,336	154,826	144,902
Total assets under management	$1,470,879	$1,481,469	$1,418,363

Key performance ratios as of or for the period ended as shown:	As of or for the Three Months Ended			As of or for the Nine Months Ended
Performance Measurements	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Return on average assets*	1.43%	1.14%	0.93%	1.26%	0.90%
Return on average equity*	18.53%	14.80%	13.39%	16.18%	13.31%
Efficiency ratio (1)	55.69%	59.07%	65.19%	59.39%	66.62%
Net interest margin*	3.58%	3.50%	3.32%	3.54%	3.20%

Shareholders' Value (per common share)
Diluted earnings per share	$1.89	$1.47	$1.19	$4.84	$3.39
Regular cash dividend paid	$0.34	$0.34	$0.33	$1.01	$0.98
Dividend payout ratio	17.93%	23.10%	27.61%	20.83%	28.76%
Book value, per share	$39.48	$40.91	$37.15
Tangible book value (1)	$37.48	$38.90	$35.13
Market value, per share	$61.82	$62.60	$46.00
Market value/book value ratio	156.58%	153.02%	123.83%
Market value/tangible book value ratio	164.94%	160.91%	130.93%
Price/earnings multiple*	8.18	10.65	9.66
Current quarter dividend yield*	2.20%	2.17%	2.87%

Safety and Soundness
Net loans recovered (charged-off)/average loans*	0.10%	-0.12%	-0.01%	-0.01%	0.00%
Nonperforming loans / gross loans	1.11%	1.10%	0.68%
Nonperforming assets / total assets	0.76%	0.76%	0.47%
Allowance for credit losses / loans	1.32%	1.36%	1.30%

* Annualized
(1) Non-GAAP measurement. See GAAP versus Non-GAAP disclosure reconciliation

GAAP versus non-GAAP Reconciliation Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

Non-GAAP
(Dollars in thousands, except per share)	As of
	9/30/2026	6/30/2026	9/30/2025
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$177,711	$183,845	$166,343
Less intangible assets	(9,016)	0	(9,016)
Tangible book value	168,695	183,845	157,327

Shares outstanding (in thousands)	4,501	4,494	4,478

Tangible book value per share	$37.48	$40.91	$35.13

	For the three months ended			For the Year to date period ended
Efficiency Ratio (non-GAAP)	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Noninterest expense	$14,392	$14,609	$15,148	$44,353	$44,114

Net interest income	20,191	19,347	18,193	58,059	51,036
Plus tax equivalent adjustment to net interest income	215	237	234	673	704
Plus noninterest income, net of securities gains/losses	5,437	5,149	4,811	15,945	14,482
Total revenue	$25,843	$24,733	$23,238	$74,677	$66,222

Efficiency ratio: noninterest expense /total revenue	55.69%	59.07%	65.19%	59.39%	66.62%